Washington Mutual Subprime Mortgage Program June 2006

Forward-Looking Statement This presentation contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” and “Cautionary Statements” in Washington Mutual’s 2005 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the Period Ended March 31, 2006, respectively, which include: volatile interest rates impact the mortgage banking business; rising interest rates, unemployment and decreases in housing prices impact credit performance; risks related to the option adjustable-rate mortgage product; risks related to subprime lending; risks related to the integration of the Card Services business; risks related to credit card operations; changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders; competition from banking and nonbanking companies; general business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and negative public opinion impacts the company’s reputation. There are other factors not described in the Form 10-K for 2005 and Form 10-Q for the 1st quarter of 2006 and which are beyond the Company’s ability to anticipate or control that could cause results to differ.

WaMu is expanding its subprime mortgage business WaMu is committed to residential mortgage lending across the entire credit spectrum Improve profitability by expanding into higher-margin, synergistic businesses Long Beach Mortgage expansion (broker-sourced subprime mortgage lender) Subprime mortgage conduit (flow and bulk purchases) Alt-A mortgage conduit expansion Mortgage Banker Finance expansion (mortgage warehouse lending) Leverage existing expertise and infrastructure to improve efficiency Subprime mortgage acquisition platform: Since 1999, WaMu has purchased $40 billion ($16 billion outstanding as of Nov. 2005) in subprime mortgages from third-parties Infrastructure: Credit, compliance, capital markets, legal infrastructure already in place to serve needs of Long Beach Mortgage Above average servicing platform: $40 billion in subprime mortgages serviced at Dec. 31, 2005 on a platform that is highly rated by rating agencies

Washington Mutual is a Leading Player in All Business Lines 1 Nilson Report, 1/06, 2005 ranking 2Inside Mortgage Finance Q1 2006 (originations), as of 12/31/05 (servicing) 6th Subprime lending 3rd Home lending originations and servicing2 National Rankings Home Loans 1st Multi-family lending Commercial Group 6th Credit card issuer1 3rd 4th Debit cards outstanding Home equity loans 6th Total deposits and retail banking stores Retail Banking

Strong Credit Ratings

- Based on WaMu's strong deposit base, lending franchise and financial strength

	Washington Mutual, Inc.			Washington Mutual Bank		
	Moody's	S&P	Fitch	Moody's	S&P	Fitch
Senior Unsecured LT	A3	A-	A	A2	A	A
Short Term	P2	A2	F1	P1	A1	F1
Subordinated	Baa1	n/r	A-	A3	n/r	A-
Deposit	--	--	--	A2	n/r	A+
Preferred Stock	Baa2	n/r	n/r	n/r	n/r	n/r
Outlook	S	P	S	S	P	S

Moody's[1]

- "Ratings reflect its solid consumer deposit and mortgage franchises, with strong market shares in many different geographic markets, as well as its good earnings, sound asset quality and solid management."

Standard & Poor's[2]

- "The outlook revision reflects the significant improvement in risk management practices within WaMu's mortgage bank operations, in particular the risks of managing a large servicing portfolio."

1 Source: Moody's, 4/06
2 Source: Standard and Poor's, 2/16/06

Washington Mutual

5

Long Beach Mortgage Company a subsidiary of Washington Mutual Bank

Long Beach Mortgage is owned by a leading U.S. financial institution Washington Mutual, Inc. Washington Mutual Bank Long Beach Mortgage Company

The Subprime Mortgage Industry’s Most Experienced Broker-Sourced Lender 1988 Long Beach, fsb establishes Broker-Sourced operation 1994 Broker-sourced operations expands outside California 1996 Origination volume exceeds $1 billion in 43 states 1997 Broker-sourced division sold to newly formed public company* 2004 New Strategy Implemented * New companies commence business as Long Beach Financial Corp and Long Beach Mortgage Company, respectively 1999 Long Beach Mortgage Company acquired by WaMu

Management Structure Michael J. Giampaolo EVP & COO Long Beach Mortgage Operations Production David Schneider President, Home Loans Steve Rotella President & COO Kerry Killinger Chairman and CEO David Beck EVP, Capital Markets Ron Cathcart Chief Enterprise Risk Officer Doug Potolsky SVP, Subprime Mortgage Capital Markets Ann Tierney SVP, Subprime Credit Policy Michelle White SVP, Mortgage Appraisal Carol Cordova FVP, LBMC Compliance LBMC SMF Subprime Conduit Joseph Saunders President, Card Services James Corcoran President, Retail Bank Al Brooks President, Commercial

One of the Industry’s Most Experienced Management Teams Executive Title Joined Long Beach Previous Employer Michael Giampaolo Chief Operating Officer 1996* 22 years Household Doug Potolsky SVP Capital Markets 2006 25 years JP Morgan Chase Dave Coultas, CFA, CPA FVP Capital Markets 2004 13 years Washington Mutual Ann Tierney SVP Credit Policy 2005 30 years Consultant Amy Marcussen SVP Operations 2003 25 years Countrywide Jay Weisbrod National Production Manager 1994** 16 years Beneficial Darcy Madrid SVP Area 2 Production 1990** 18 years Americorp Mortgage Tony Mango SVP Area 3 Production 1994** 16 years Beneficial Delphie Condensa SVP Area 4 Production 2002 27 years Associates * joined broker-sourced division of Long Beach Bank, fsb successor ** joined Long Beach Bank, fsb Total Relevant Experience

Long Beach Mortgage
Specialty Home Loans
Washington Mutual

Loan Fulfillment Centers Are Strategically Located in Key Markets


Lake Oswego
Dublin
Stockton
Anaheim
Fullerton
Denver
Vernon Hills
Itasca
Dallas
Clark
Plantation
WA
MT
ND
SD
NE
KS
WY
ID
UT
CO
NM
TX
OK
AR
LA
MS
AL
TN
GA
SC
NC
FL
MN
WI
IA
MO
MI
IN
OH
KY
WV
VA
PA
NY
VT
ME
NH
MA
RI
CT
DE
MD
Volume %
Area 1 - 33%
Area 2 - 23%
Area 3 - 15%
Area 4 - 29%
Mississippi – N/A
LBMC Headquarters and LFC
National Post Closing Office and LFC
Correspondent LFC
LFC

Washington Mutual

Long Beach Mortgage Company is a Washington Mutual Bank Company
11

Broker Management Program Assess broker production quarterly based upon 4 factors: First Pay Defaults, Funding Ratio, Pricing Exceptions and Underwriting Exceptions Brokers not meeting minimum standards are removed from approved list Provide superior customer service NOT lowest coupon Key metrics include days to approve and days to fund Account executives’ performance evaluated in part on customer service Develop innovative products Began offering 40 year loans as an alternative to Interest Only loans February 1, 2005 launched 3/37 ARM, 40 year FRM April 1, 2005 launched 2/38 ARM February 1, 2006 launched 5/35 ARM Production Strategy Focuses on Quality, Service and Innovation

A History of Consistent and Controlled Growth Loan Volume Key Drivers of Growth Geographic expansion Improved service levels Product innovation Improved credit quality CAGR = 42%   1998 2.6 1999 3.2 2000 3.9 2001 5.5 2002 8.5 2003 12.1 2004 16.4 2005 29.8

Risk Management

Improved FICO scores significantly  FICO < 500 (left axis) AVG FICO (right axis) ABS 2000-LB1 13.2% 568.59 LBMLT 2001-1 16.9% 561.92 LBMLT 2001-2 14.2% 570.52 LBMLT 2001-3 12.2% 576.11 LBMLT 2001-4 16.0% 567.39 LBMLT 2002-1 13.4% 588.02 LBMLT 2002-2 16.3% 580.19 LBMLT 2002-3 14.2% 589.31 LBMLT 2002-4 9.3% 602.52 LBMLT 2002-5 9.2% 611.61 LBMLT 2003-1 7.2% 628.02 LBMLT 2003-2 11.0% 603.17 FNMA 2003-W5 0.2% 661.19 LBMLT 2003-3 10.5% 604.82 FNMA 2003-W9 0.2% 666.63 LBMLT 2003-4 3.8% 635.12 LBMLT 2004-1 2.2% 643.17 LBMLT 2004-2 0.7% 635.8 LBMLT 2004-3 0.5% 637.47 LBMLT 2004-4 0.2% 640.99 LBMLT 2004-5 0.1% 642.19 LBMLT 2004-6 0.1% 636.4 LBMLT 2005-1 0.1% 632.8 LBMLT 2005-2 0.1% 635.68 LBMLT 2005-WL1 0.1% 632.81 LBMLT 2005-WL2 0.2% 630.36 LBMLT 2005-3 0.0% 654.85 LBMLT 2005-WL3 0.0% 641.00 LBMLT 2006-WL1 0.0% 639.31 LBMLT 2006-1 0.0% 632.83

Ceased Lending on High Risk Properties 0% 1% 2% 3% 4% 5% 6% 7% 8% ABS 2000-LB1 LBMLT 2001-1 LBMLT 2001-2 LBMLT 2001-3 LBMLT 2001-4 LBMLT 2002-1 LBMLT 2002-2 LBMLT 2002-3 LBMLT 2002-4 LBMLT 2002-5 LBMLT 2003-1 LBMLT 2003-2 FNMA 2003-W5 LBMLT 2003-3 FNMA 2003-W9 LBMLT 2003-4 LBMLT 2004-1 LBMLT 2004-2 LBMLT 2004-3 LBMLT 2004-4 LBMLT 2004-5 LBMLT 2004-6 LBMLT 2005-1 LBMLT 2005-2 LBMLT 2005-WL1 LBMLT 2005-WL2 LBMLT 2005-3 LBMLT 2005-WL3 LBMLT 2006-WL1 LBMLT 2006-1 Manufactured Housing 0.0571 0.069 0.0605 0.0571 0.054 0.0396 0.0414 0.0402 0.0369 0.0285 0.0248 0.03 0.0309 0.0305 0.0303 0.0339 0 0 0 0 0 0 0 0 0 0 0 0 0 0

Focus on credit quality improves performance ranking 2004 Vintage Cumulative Default Rate Source: Loan Performance Inc., UBS Mortgage Strategist, December 6, 2005

Proactively strengthening loan quality for a more challenging environment Jan 2004  Disallowed < 500 FICO primary borrowers  Ceased lending on manufactured housing Jun 2005  Eliminated “D” credit eligibility Dec 2005  Raised minimum FICO from 575 to 600 on piggyback loans Mar 2006  Lowered maximum LTV for Full Doc “C” borrowers  Established minimum FICO score for Non-owner Occupied loans  Disallowed private party 2nd liens for Non-owner Occupied loans Apr 2006  Increased minimum Net Disposable Income requirements  Reintroduced bankruptcy seasoning requirements  Eliminated stated income wage earner loans for First Time Homebuyers May 2006  Established additional guidelines for First Time Homebuyers Owner-occupied only Property type 1-2 units only Maximum combined loan amount $750k Non-financial institutions 2nd lien loans disallowed for LTV/CLTV greater than or equal to  95% Debt-to-income ratio maximum 50% 2 months reserves (PITI) required on stated income loans with LTV/CLTV > 80% Bankruptcy seasoning  36 months Payment shock maximum 200% on PITI

Long Beach Mortgage
Specialty Home Loans
Washington Mutual

Risk Management – Appraisal Review

- 100% appraisal review by Long Beach Mortgage underwriters
- 100% appraisal review by Washington Mutual Appraisal Department
  1. OptisValue System is WMB's rules-based system and checks eligibility of 100% of appraisals
  2. CoreLogic's HistoryPro and ThirdParty Scorecard are used on 100% of properties to reduce the risk of fraud
     - HistoryPro calculates an f-score (0 – 25) that represents the likelihood of flipping
       - Score 0: appraisal review complete
       - Score 1 – 3: CoreLogic's AVMSelect used to verify value
       - Score 4 – 25: Appraisal sent to Hanson for further review
     - ThirdParty Scorecard calculates a score (0 – 25) that represents the likelihood the broker is committing collateral fraud; scores > 5 require Hanson review
  3. WaMu licensed appraiser (staff or fee) desktop or driveby review on high risk appraisals identified by CoreLogic models
- Loans underwritten using lower of appraised or revised value (0% tolerance)

Washington Mutual
Long Beach Mortgage Company is a Washington Mutual Bank Company
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Strong Consumer Compliance Culture Compliance officers dedicated to each loan fulfillment center High cost calculations built into LOS and prohibit approval of high cost loans 100% of loans are reviewed for compliance with key consumer regulations prior to funding 100% of refinance loans must pass a net tangible benefits test Consumer Risk Oversight reviews a sample of closed loans every month for compliance with 100 separate criteria Jan 2004 6.9 Feb 2004 6.9 Mar 2004 5.8 Apr 2004 3 May 2004 1 Jun 2004 1.4 Jul 2004 1.3 Aug 2004 0.6 Sep 2004 1.1 Oct 2004 1 Nov 2004 0.7 Dec 2004 0.9 Jan 2005 0.9 Feb 2005 0.5 Mar 2005 0.8 Apr 2005 1 May 2005 0.6 Jun 2005 0.8 Jul 2005 0.6 Aug 2005 1 Sep 2005 0.5 Oct 2005 0.3 Nov 2005 0.6 % of Loans HMDA Error Rate

Washington Mutual Subprime Mortgage Conduit

Mission Washington Mutual is creating a subprime mortgage acquisition platform that provides better-than-average returns on equity through significant investment in the credit risk of the acquired subprime mortgage assets. To achieve better-than-average returns, Washington Mutual will focus on achieving loan performance that is stable, consistent and superior by developing strong partnerships with select middle market lender-sellers, by implementing strong systems for accurate credit risk assessment and ongoing risk management and by applying industry-leading servicing tools and techniques that have proven to be successful.

Strategy Create a business model that is focused on long-term, stable income growth rather than short-term cash proceeds Unlike Wall Street conduits, WaMu’s conduit will have significant “skin in the game” Not a trading desk Opportunistically add loans to WaMu’s balance sheet Develop strong, lasting partnerships with sellers Focused on middle market subprime lenders (net worth = $5MM on average) WaMu can provide warehouse funding, takeout, deposit services, etc. Implement strong risk management systems Accurate credit risk assessment Ongoing risk management and feedback to acquisition and credit risk teams Goal is stable and consistent loan performance Employ “best in class” servicing tools and techniques Control over servicing remains with residual owner Goal is to attain superior performance given credit quality Ongoing performance feedback to acquisition and credit risk teams Create strong relationships with investor partners Transparency is a key goal

Risk Management – Sellers Seller due diligence focused on developing a long-term profitable relationship Thorough review of business and lending practices, underwriting philosophy and guidelines Comparison to industry standards Focus on prudent risk management of seller Limit exposure to predatory lending and full compliance with consumer regulations Review historical performance and compare to industry norms Net worth = $5MM on average Sellers have room to grow their businesses but are not too big to control WaMu can provide full menu of banking services Ongoing “Deep Dive” seller performance monitoring using proprietary risk management models Focus on credit and churning Performance vs. expectations Performance vs. other WaMu partners Performance vs. industry Seller reps/warrants strictly enforced

Risk Management – Mortgages Extensive use of models drives performance expectations Models are constantly re-calibrated to incorporate recent performance history Clearly established minimum standards Credit standards reviewed and approved by Washington Mutual Credit Policy Committee Seller pools are filtered to so that loans meet minimum standards prior to due diligence NO risk layering: High LTV, low FICO, Stated Income, IO combinations NO FICO < 500 NO High-risk property types: MH, 5+ units, condotels, coops, time shares NO Debt ratio > 55% Significant level of loan level due diligence by third-party due diligence firms 100% complete re-underwrite on pools purchased from new sellers 25% - 100% complete re-underwrite for repeat sellers 100% Hanson Quality PREVIEW validation of appraisal 20% - 100% appraisals reviewed using appraiser drive-by review 100% collateral file review by custodian 100% review for consumer compliance 100% review for predatory practices: flipping, equity stripping, fraud Washington Mutual management reviews all due diligence decisions by third-parties

WaMu’s Subprime Mortgage Capital Markets Team has significant experience in the mortgage business Manager Previous Employer Doug Potolsky 20 years JP Morgan Chase Susan Sinn 25 years JP Morgan Chase Dave Coultas, CFA, CPA 13 years Ernst & Young Nancy Ullerich 18 years Finance America, Amresco Ken Higgins 20 years S&P, Fitch, DBRS Dennis Lau 19 years Washington Mutual Henry Engelken 15 years Moody's, BONY, OCC Relevant Experience

Collateral Profile Transaction Aggregate 2006-HE1 2006-HE2 Closing Date April 20, 2006 May 25, 2006 Pool Size $ 861,196,998 $ 389,194,677 $ 472,002,321 Loan Type 2nd Lien % 4% 3% 6% Adjustable Rate Mortgages 85% 84% 86% Interest Only Loans 27% 35% 21% 40 Year Amortization 2% 0% 3% Piggyback 1sts 41% 42% 41% Coupon Weighted Average Coupon 7.88% 7.38% 8.30% ARM Gross Margin 5.90% 5.69% 6.08% Loan Size Average Loan Size $ 194,325 $ 208,039 $ 183,018 Loans < $50,000 2% 1% 2% Loans > $500,000 13% 13% 12% Borrower Quality FICO 630 635 625 FICO < 600 28% 24% 31% 0x30 Mortgage/Rent History 79% 79% 79% Debt to Income Ratio 41% 41% 42% DTI > 55% 1% 0% 2% Loan-to-Value Original Loan to Value Ratio 80% 79% 81% OLTV > 80% 30% 29% 30% Combined Loan to Value Ratio 88% 87% 89% CLTV > 80% 70% 69% 70% Documentation Full Documentation 50% 45% 54% Stated Income 46% 49% 43% Property Owner Occupied 96% 96% 96% SFR + PUD 90% 94% 88% California 38% 40% 37% Purpose Cashout 47% 48% 45% Purchase 49% 47% 51%

Servicing

Strong, experienced servicing management team Note: years of relevant experience Ed Bach FVP, Collections 14 years Gabe Barroso FVP, Subprime Strategy & Support 15 years David Schneider President, Home Loans John Berens SVP, Loan Servicing 23 years Steve Champney National Default Manager 20 years Renee Johnson FVP, Loss Mitigation 18 years Danny Lawson FVP, Quality Control 20 years Ken Bartell FVP, Default Strategy & Support 20 years

Strong servicing performance on Long Beach portfolio $0 $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 $35,000 $40,000 $45,000 Dec 2001 Dec 2003 Dec 2005 millions $0 $100 $200 $300 $400 $500 $600 $700 $800 $900 millions Portfolio (left axis) Foreclosures (right axis)  Dec 2001 Dec 2003 Dec 2005 Foreclosures (right axis)  676.72   593.14   685.10  Portfolio (left axis)  9.211.72   19.263.66   39.623.49    Dec 2001 Dec 2003 Dec 2005 30+ % 14.57% 9.62% 6.58% 60+ % 10.17% 7.10% 4.00% F/C 7.35% 3.08% 1.73% BK 2.18% 2.01% 0.97% REO  1.75% 0.37%

WMB’s Subprime Servicer Ratings: Moody’s – “SQ2” Above Average “Moody's ratings are based on above average collection abilities, above average loss mitigation results, above average foreclosure timeline and REO management and above average servicer stability.” Moody’s Investors Service press release July 8, 2005. Standard & Poor’s – “Above Average” “Servicer demonstrates very high ability, efficiency, and competence in managing mid-to-large-sized portfolios, as well as solid management experience, an acceptable track record, internal practices and policies that meet industry or regulatory standards, and a managed-portfolio performance history similar to industry averages.” Standard & Poor’s Fitch – “RPS2” Full Approval (with Noted Strengths) “Servicers that receive a level two (2/2+/2-) rating have demonstrated high performance in all relevant categories. In addition, the level two designations represent the servicer has specific strengths in several areas…” Fitch Ratings Servicer Ratings reflect above average ability

A financially secure partner in the subprime mortgage arena WaMu Subprime Mortgage Key Takeaways Conservative risk management culture Servicing rated above average by rating agencies Building a business for the long-term Highly experienced management team WaMu has a significant investment in performance outcome

Additional Information For collateral composition and performance statistics on Long Beach Mortgage transactions, please log on to: www.longbeachmortgage.com For additional information please contact: Henry J. Engelken, Director of Investor Relations phone: 212-702-6965 email: henry.engelken@wamu.net